Exhibit 99.1

FOR RELEASE ON: June 10, 2014

CONTACT: Steve Tuttle Vice President of Communications TASER International, Inc. Media ONLY Hotline: (480) 444-4000

Bret Taylor Joins TASER International Board of Directors

Taylor was co-creator of Google Maps, CTO of Facebook, now CEO of Quip

SCOTTSDALE, AZ – June 10, 2014 – TASER (NASDAQ: TASR) announced today that Bret Taylor will be joining its Board of Directors. Mr. Taylor was the co-creator of Google Maps, CEO of Friendfeed, CTO of Facebook, and is now CEO of Quip. He brings extensive technology experience to the Company as TASER and its business unit EVIDENCE.com, looks to accelerate growth in the wearable camera and cloud computing space for law enforcement. Mr. Taylor will be filling a board seat vacated by Dr. Matthew McBrady, who is retiring from the Board due to a new job in the financial industry which precludes him from serving on the boards of public companies.

“We are pleased to welcome Bret Taylor to the TASER Board and look forward to his contributions to our strategy around growing our cloud and wearable tech business through our EVIDENCE.com brand,” said Rick Smith, CEO and founder of TASER. “Bret is widely recognized as a thought leader in software and online technologies, having created and/or led teams deploying some of the most widely used applications in the world. He’ll be a great asset to the Company and the Board as we work towards continued growth and success at TASER.”

“Mr. Taylor brings a level of expertise on product usability and design that is unmatched,” said Hadi Partovi, a Director on TASER’s Board. “I’m confident that his expertise and vision will help us in building the best technology to serve the public safety sector.”

“TASER is applying technology to important social issues that I care deeply about,” said Bret Taylor. “This is an important opportunity to use technology to protect civil liberties. I believe TASER is poised to revolutionize the public safety space with enhanced transparency from body-worn camera technology while leveraging the cloud to manage the massive data being generated by wearable cameras and sensors. I’m thrilled to be joining the TASER Board and look forward to contributing to the ongoing success of the Company.”

Bret Taylor served as Group Product Manager at Google Inc. until June 2007, where he co-created Google Maps and the Google Maps API. He then joined venture capital firm Benchmark Capital as an entrepreneur-in-residence where he founded the social network Friendfeed, Inc. with former Google employee, Jim Norris. Taylor was the CEO of FriendFeed until August 2009, when Facebook acquired the company. Taylor was the Chief Technology Officer of Facebook until the summer of 2012 and supervised some of Facebook’s newest and most important products, including the creation of the Open Graph, the App Center, and its integration with the Apple App Store. He is now CEO and co-founder of Quip. Taylor attended Stanford University, where he earned his bachelor’s degree and a master’s degree in computer science.

“Serving on the TASER Board has been one of the most fulfilling ventures of my professional career,” said Matthew McBrady. “It is a bittersweet goodbye to see such a talented successor join as I depart. I wish Bret and everyone at TASER a bright future and much success in changing the world again!”

About TASER International, Inc.

TASER International makes communities safer with innovative public safety technologies. Founded in 1993, TASER first transformed law enforcement with its electrical weapons. TASER continues to define smarter policing with its growing suite of technology solutions, including AXON body-worn video cameras and EVIDENCE.com, a secure digital evidence management platform.

Learn more at www.TASER.com and www.EVIDENCE.com or by calling (800) 978-2737.

TASER® is a registered trademark of TASER International, Inc., registered in the U.S. All rights reserved. TASER logo and AXON are trademarks of TASER International, Inc.